Exhibit 10.5

GUARANTY AND REIMBURSEMENT AGREEMENT

THIS GUARANTY AND REIMBURSEMENT AGREEMENT is made effective as of December 31, 2005 by GLADE M. KNIGHT, in his individual capacity, (“Guarantor”).

RECITALS

A.	Apple REIT Seven, Inc. (“Apple Seven”), a Virginia corporation, is undertaking to register securities for sale by filing a registration statement with the Securities and Exchange Commission (the “Registration”).

B.	As of the date hereof, Apple Seven has incurred and may incur expenses directly related to the Registration.

C.	Guarantor has agreed to guaranty the payment of certain of Apple Seven’s expenses incurred in connection with the Registration.

FOR VALUE RECEIVED and in consideration for, and as an inducement to, the Apple Seven continuing with the Registration, Guarantor hereby guarantees to pay on Apple Seven’s behalf or reimburse Apple Seven for, the following expenses (collectively, the “Expenses”) incurred between May 25, 2005 and the date of the initial closing of Apple Seven’s securities (the “Guaranty Period”):

1.	Any fees for professional services rendered to Apple Seven in connection with the Registration such as legal, accounting and tax services;

2.	Any costs for printing or formatting Apple Seven’s prospectus or other Registration-related materials; and

3.	Any Registration filing fees customarily charged by the SEC or state-level securities agencies.

Guarantor’s maximum liability hereunder shall be $500,000 in the aggregate (the “Guaranty Limit”) and shall be further limited to only those Expenses incurred by Apple Seven during the Guaranty Period.

Immediately following the Guaranty Period, Apple Seven shall reimburse Guarantor for all amounts expended by Guarantor under or pursuant to this Guaranty.

IN WITNESS WHEREOF, this instrument has been executed as of the 1st day of January, 2006.

/s/ Glade M. Knight
Glade M. Knight

/s/ Debra L. Wilson
Notary Public